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                                             Exhibit F

      25 Research Drive, Westborough, Massachusetts 01582
      ===================================================



                              February 13, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  File No. 70-8675

Dear Commissioners:

     An Application/Declaration on Form U-1, dated August 21, 1995, and amendments thereto, were filed with your Commission in the above-referenced proceeding relating to the acquisition of Nantucket Electric Company (Nantucket) and short-term borrowings by Nantucket from the NEES Money Pool and banks. An order dated December 27, 1995 (HCAR 35-26439) was issued by your Commission authorizing the proposed transactions.

     I have reviewed my opinion dated December 26, 1997, filed as Exhibit F-1 in File No. 70-8675, and hereby confirm the statements made therein. I have been advised that the borrowings by Nantucket were in each instance made on the terms and within the limitations set forth in the filing and in said order. Based on the foregoing, it is my opinion that the transactions authorized in HCAR 35-26439 were carried out in accordance with the Application/Declaration as amended.

                              Very truly yours

                              s/Kirk L. Ramsauer

                              Kirk L. Ramsauer
                              Associate General Counsel